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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

      CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-33029

                                 GFY Foods, Inc.
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             (Exact name of registrant as specified in its charter)

          601 Deerfield Parkway, Buffalo Grove, IL 60089 (847) 814-7974
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          $.001 par value common stock
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)  [ ]           Rule 12h-3(b)(1)(i)  [ ]
         Rule 12g-4(a)(1)(ii) [X]           Rule 12h-3(b)(1)(ii) [ ]
         Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(i)  [ ]
         Rule 12g-4(a)(2)(ii) [ ]           Rule 12h-3(b)(2)(ii) [ ]
                                            Rule 15d-6           [ ]

Approximate number of holders of record as of the certification or notice date:
473

Pursuant to the requirements of the Securities Exchange Act of 1934 MediaX Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                           GFY Foods, Inc., a Nevada corporation




                                           By: /s/ Edward Schwalb
                                               ---------------------------------
                                               Name: Edward Schwalb
                                               Title: CEO, CFO, Director
                                               Date: March 13, 2006